Exhibit 10

PLEDGE AGREEMENT

[Translation to English of original Hebrew document]

Entered into as of August 25, 2015

WHEREAS:
Rapac Communication and Infrastructures Ltd., (hereinafter: the “Pledgor”) issued NIS 75,598,000 par value of (Series D Bonds (hereinafter: the “Bonds”) in the framework of a public offering of the Bonds (hereinafter: the “Offering”); and

WHEREAS:
The Pledgor holds 287,008 tradable shares of RR Media Ltd., (corporate number 510896293) (hereinafter: “RR Media”) a company that was incorporated and registered in Israel, whose securities are listed for trading on the NASDAQ stock exchange in the United States (hereinafter: “NASDAQ”); and

WHEREAS:
The Pledgor wishes to pledge in favor of Strauss Lazar Trust Company (1992) Ltd., (hereinafter: the “Trustee”), as trustee for the holders of the Bonds (hereinafter: the “Holders”), in the framework of the Pledged Assets (as hereinafter defined), inter alia, part of the Rrar Sat shares that it owns, in order to secure the Pledgor’s obligations towards the Bond Holders, on the terms and dates mentioned in the Pledgor’s amended shelf prospectus and shelf offering statement that will be published by virtue thereof and the Bond documents, as appropriate (in this document referred to as: the “Offering Documentation”);

The Pledgor therefore hereby declares, agrees and warrants as follows:

1.	Preamble and definitions

1.1	Unless otherwise stated, the terms herein shall bear the definitions appearing in the Offering Documentation.

1.2	This Pledge Agreement is being made by the Pledgor to secure the Pledgor’s undertakings to pay the principal amounts of the Bonds on the terms and dates set forth in the Offering Documentation.

1.3
For the removal of any doubt it is hereby clarified that the Pledgor may pledge all or part of its other assets, at its discretion, without any restriction, with any degree of priority, including in order to secure its or the Pledgor’s series of bonds, without the need to obtain the Trustee’s or the Holders’ consent.

1.4
The pledge of the Pledged Assets will be removed concurrently with the repayment to the Holders of the entire repayment amount of the Bonds (as described in the Offering Documentation) for the security of which the Pledged Assets have been charged, or prior thereto, in whole or in part, subject to the provisions of Section 6.4.1 or Section 6.4.7, as appropriate, of the Addendum to the Trust Deed of May 28, 2013, that was signed on June 25, 2013. In such case, the Trustee will deliver to the Pledgor letters signed by it addressed to the Registrar of Companies or any other authority (including the UCC Registry), regarding its consent to remove the liens listed in favor of the Trustee over the Pledged Assets, and will effect all other acts that will be required for the purpose of removal of the Pledge over the Pledged Assets.

2.	Nature of this Pledge Agreement

2.1
This Pledge Agreement is being made to secure the full and punctual payment of the repayment amounts that will be due to the Holders from the Pledgor in connection with the Bonds, together with all costs and other payments that are or will become due to the Holders from the Pledgor in accordance and in connection with this Pledge Agreement (all the above sums being hereinafter called: the “Secured Sums”).

2.2
It is agreed between the parties that the pledge over the Pledged Assets (as hereinafter defined) to secure the Secured Sums is being given within the framework of Section 12 of the Pledge Law, 5727-1967 (third party pledge) in a manner whereby the Pledgor shall be treated as a party who has guaranteed the payment of the Secured Sums, but recoupment from the Pledgor may only be made by means of realizing the Pledged Assets (as hereinafter defined) as stated in Section 12 of the Pledge Law, 5727-1967. This principle is basic and fundamental to this Pledge Agreement and overrides any other express or implied provision contained herein, (hereinafter: the “Basic Principle”).

3.	Pledge and charge

3.1
As security for the full and punctual payment of the Secured Sums, the Pledgor hereby charges and pledges in favor of the Trustee by way of a sole first degree fixed charge, 287,008 Ordinary Shares, NIS 0.01 par value each, of RR Media Ltd., (corporate number 510896293), that are listed for trading on the Nasdaq (in this document referred to as: the “Charged Shares”),  including all accretions that will derive from the Charged Shares, and all rights that are or will be vested by virtue or in respect thereof, including bonus shares, preferential rights, rights to receive other securities in respect thereof of any class, as well as all dividends, money or property in specie (hereinafter: the “Accretions”) the Charged Shares and the Accretions to be hereinafter collectively called: the “Pledged Assets”).

3.2
The pledge and charge created under this Pledge Agreement will apply to all rights to indemnity or compensation that will enure to the Pledgor by reason of loss, damage or expropriation of the Pledged Assets.

3.3
All the Pledgor’s rights in the Charged Shares by virtue of any law, bye-laws or agreement, will remain unaffected and will be held by it exclusively, as long as payment of the Bonds has not been accelerated. Without derogating from the generality of the foregoing, as long as payment of the Bonds has not been accelerated, the Pledgor will hold and may effect full use, at its sole determination, of the voting rights in RR Media, rights to receive dividends, rights to acquire securities on a rights offering of RR Media (if any) and anything in addition thereto (hereinafter collectively called: the “Accretions”), provided that the amounts of the dividends in respect of the Charged Shares that will be paid (if any) by Rrat Sat, will be transferred to the Trustee in order to effect payment of the principal and interest that are due to the Holders of the Bonds, provided the additional shares that will be so issued or allotted by virtue of the Charged Shares, will be charged in favor of the Trustee and will constitute part of the “Charged Shares” in all respects.

4.	Pledgor’s declarations

The Pledgor hereby declares that:

4.1	The Pledged Assets are not charged, pledged or to any foreclosure in favor of any third parties;

4.2	The Pledged Assets are wholly and exclusively in the ownership of the Pledgor;

4.3
There is no restriction or condition by law or agreement applicable to the transfer or charge of the Pledged Assets (it being clarified that RR Media holds various licenses from the Ministry of Communications, to the effect that any sale of the shares of RR Media by the significant stakeholders thereof requires the approval of the Ministry of Communications, and therefore, realization of the charge over the Charged Shares for the purpose of their sale will require the approval of the Minister of Communications);

4.4	It is entitled to charge the Pledged Assets;

4.5	No assignment of right in relation to the Pledged Assets has been made.

5.	Pledgor’s undertakings

Pending the full repayment of the Secured Sums the Pledgor hereby covenants that:

5.1
Not to sell, transfer, lease, let or dispose of the Pledged Assets or any part thereof, nor suffer any other party to use the same in any manner whatsoever nor allow any other party to effect any of the above acts, without the prior written consent of the Trustee;

5.2
Notify the Trustee forthwith in the event of the imposition of any attachment over the Pledged Assets, give immediate notice to the attachor of the charge in favor of the Trustee and take at its own expense forthwith and without delay, all measures in order to remove the attachment;

5.3
Not to charge or pledge in any manner whatsoever the Pledged Assets by rights being that are equal, prior or subordinate to the rights of the Trustee nor assign any right that the Pledgor has in the Pledged Assets without receiving the prior written consent of the Trustee;

6.	Notices to the Holders

The Pledgor’s notices to the Trustee will be served pursuant to that prescribed in the Offering Documentation.

7.	Acceleration

The Trustee or the Holders may accelerate payment of the Secured Sums pursuant and subject to that prescribed in the Offering Documentation.

8.	Actions and proceedings by the Holders

The Trustee may, at any time after the Secured Sums will have been accelerated, take all legal measures that it has available, including legal proceedings, in order to recover the Secured Sums, to realize the Pledged Assets and to protect the rights of the Holders.

9.	Rights of the Trustee

9.1
Without derogating from any other provisions of this Pledge Agreement, no waiver, extension, concession, acquiescence, forbearance to act (hereinafter: “Waiver”) on the part of the Trustee with respect to the non-fulfilment or partial or incorrect fulfilment of any of the Pledgor’s undertakings under this Pledge Agreement will be deemed to be any waiver on the part of the Trustee of any right but as limited consent to the specific instance for which it is given.

9.2
The Trustee may, at any time after the Secured Sums will have been accelerated, realize the Pledged Assets by means of appointing a receiver or receiver and manager or trustee or by means of a special manager who will be appointed by the Court or the Execution Office, as appropriate, who shall, amongst his remaining powers, and subject to the provisions of law, be entitled to:

9.2.1	Receive ownership of the Pledged Assets or part thereof;

9.2.2	Sell or agree to sell the Pledged Assets in whole or in part, transfer or otherwise agree to the transfer thereof, on such conditions as he shall deem fit;

9.2.3
Act and do all that is necessary in order to obtain an exemption from payment of any tax, fee, levy, compulsory or other payment now or hereafter applicable and which is or will be imposed by any law and sign all and any declaration or document in connection therewith;

9.2.4	Effect any other arrangement relating to the Pledged Assets or part thereof, as he will deem fit;

9.3
All revenues that will be received by the receiver or the receiver and manager of the Pledged Assets as well as any consideration that will be received by the receiver or the receiver and manager from a sale of the Pledged Assets or part thereof will be attributed in the order of payment prescribed in the Offering Documentation.

10.	Notices and warnings

All notices sent by post by the Trustee to the Pledgor by registered letter according to the address listed above or such other address as will be notified by the Pledgor to the Trustee in writing, will be deemed to be lawful and received by the Pledgor within 72 hours of the time of the dispatch of the letter containing the notice.

11.	Waiver, compromise or modifications to the terms of the Pledge Agreement

11.1	The Trustee may, from time to time, waive any breach or non-performance of any of the terms of this Pledge Agreement by the Pledgor.

11.2
No conduct on the part of any of the parties shall be deemed to be a waiver of any of the rights hereunder or at law, or as a waiver or consent on his/its part to any breach or non-performance of any term, unless the waiver or consent has been made expressly and in writing. Such consent or waiver of any of the parties hereto shall not, in any particular instance, constitute any precedent nor shall any inference be drawn therefrom in any other case.

12.	Miscellaneous

12.1	The Trustee will sign an irrevocable power of attorney to attend and vote at shareholders’ meeting of RR Media in respect of the Charged Shares.

12.2
In connection with that certain shareholders agreement by and between Del-Ta Engineering and Viola P.E. GP Ltd., described in Section 6.5 of the Pledgor’s shelf prospectus, dated May 30, 2013 (as amended on June 26, 2013), the Trustee acknowledges that if and to the extent the voting rights in respect of the Charged Shares will be transferred to the Trustee before the accelerated payment of the Bonds and appointment of a receiver over the Charged Shares, the Trustee will in such a case proceed pursuant to the provisions of that shareholders agreement, in all matters relating to the voting arrangements according to that shareholders agreement.

12.3
This Agreement is in addition to the Pledge Agreement dated as of December 31, 2013, that was signed between the parties and this Pledge Agreement and that agreement dated as of December 31, 2013, shall be deemed to be a single agreement.

13.	Substantive law and place of jurisdiction

13.1	This Pledge Agreement will be construed in accordance with and pursuant to the laws of the State of Israel.

13.2	The exclusive place of jurisdiction for the purpose of this Pledge Agreement is hereby set as follows: the competent Court in Tel Aviv – Jaffa.

In witness whereof the Pledgor and the Trustee have set their hands:

(signed)	(signed)
Strauss Lazar Trust Company (1992) Ltd.	Rapac Communications and Infrastructures Ltd.